Nobel Learning Communities, Inc. Reports Improved Second Quarter and
                       Six-Month Results from Operations

  Double-digit growth in revenue and operating income drives improved financial performance

      WEST CHESTER, Pa., Feb. 5 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today reported results for the period ended December 29, 2007, its second quarter of fiscal 2008.

      Second quarter 2008 revenues increased at double-digit rates, rising 12.4% to $51,207,000 compared to $45,556,000 for the second quarter of fiscal 2007. GAAP net income was $2,126,000, or $0.20 per diluted share, an increase of 33% compared to non-GAAP second quarter 2007 net income of $1,601,000, or $0.15 per diluted share. Non-GAAP second quarter 2007 net income excludes the net benefit of aggregate after tax non-recurring items of approximately $590,000 or $0.06 per fully diluted share which were a result of gains on the recovery of a note receivable and sale of assets, partially offset by increases to lease reserves and a charge to write-off deferred loan origination fees. GAAP net income and earnings for the second quarter of 2007 were $2,189,000, or $0.21 per diluted share.

      Second quarter operating performance improved as a result of higher revenues from both organic growth and acquisitions and leverage of corporate overhead, tempered by the start-up operating costs of four newly opened schools. For the second quarter, comparable school revenue increased 5.0%, consisting of a tuition increase of approximately 3.8% and an increase in comparable school enrollments.

      George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, "The second quarter continues our trend of driving significant earnings growth from our school model. During the quarter, we achieved outstanding top- and bottom- line growth and opened one new school. We also signed an agreement to acquire Enchanted Care Learning Centers, Inc., which will grow our portfolio by 9 schools and 6 before- and after- school programs in an attractive new market, Columbus, Ohio. With our announced and completed acquisitions and new school openings, we expect that annual company revenues will exceed $200 million in fiscal year 2008 for the first time in Company history. We continue to demonstrate our commitment to accelerate growth both organically and through acquisition to build shareholder value."

      School gross profit for the second quarter of fiscal 2008 was $7,865,000, up from $7,230,000 in the second quarter of fiscal 2007. Gross margin in the second quarter was 15.4%, down from 15.9% in the second quarter of fiscal 2007, primarily due to the increase in start-up costs associated with the opening of four new schools during the first half of fiscal 2008. Second quarter 2008 general and administrative expenses fell to 8.7% of revenue compared to 9.3% a year ago.

      Six-Month Results

      For the first six months of fiscal 2008 revenues were up 13.2% to $95,839,000 from $84,663,000 in the first half of fiscal 2007. GAAP six-month net income was $1,836,000. Fully diluted earnings per share for the first half of 2008 were $0.17, up 89% compared to non-GAAP six-month 2007 diluted earnings per share, net of all non-recurring items discussed above and shown in the table below, of $0.09. GAAP net income for the first six months in fiscal 2007 was $1,519,000 or $0.14 per fully diluted share.

      About Nobel Learning Communities

      Nobel Learning Communities, Inc. is a national network of 160 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation and the District of Columbia. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

      Safe Harbor Statement

      Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in ability to hire and retain qualified personnel, competitive market demand and conditions, ability to find affordable real estate, ability to obtain the capital required to implement plans, government regulations, changes in economic conditions reducing demand or need for private schools, potential negative publicity and defense against such, environmental health conditions, the small number of shareholders with majority control, effective financial reporting controls, competitive conditions including tuition price sensitivity, execution of growth strategy, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

      In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted Net Income and the related earnings per share figures in this release are non-GAAP financial measures. Adjusted Net Income excludes the special items described elsewhere in this release. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
          For the Thirteen and Twenty Six Weeks Ended December 29, 2007
                              and December 30, 2006
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                                 Thirteen Weeks Ended       Twenty-Six Weeks Ended
                                                                ----------------------      ----------------------
                                                              December 29,  December 30,  December 29, December 30,
                                                                  2007          2006          2007          2006
                                                                --------      --------      --------      --------
Revenues                                                        $ 51,207      $ 45,556      $ 95,839      $ 84,663
                                                                --------      --------      --------      --------
Gross profit                                                       7,865         7,230        11,979        10,423
General and administrative expenses                                4,463         4,230         8,923         7,916
                                                                --------      --------      --------      --------
Operating income                                                   3,402         3,000         3,056         2,507
   Interest expense                                                  105           808           152         1,130
   Other income                                                     (298)       (3,688)         (315)       (3,824)
                                                                --------      --------      --------      --------
Income from continuing operations before income taxes              3,595         5,880         3,219         5,201
Income tax expense                                                 1,402         2,293         1,255         2,028
                                                                --------      --------      --------      --------
Income from continuing operations                                  2,193         3,587         1,964         3,173
Loss from discontinued operations, net of income tax effect          (67)       (1,398)         (128)       (1,654)
                                                                --------      --------      --------      --------
Net income                                                         2,126         2,189         1,836         1,519
Preferred stock dividends                                             --           132            --           263
                                                                --------      --------      --------      --------
Net income applicable to common stockholders                    $  2,126      $  2,057      $  1,836      $  1,256
                                                                ========      ========      ========      ========

Weighted average diluted common shares outstanding:               10,551        10,549        10,546        10,539

Income from continuing operations                               $   0.21      $   0.34      $   0.19      $   0.30
Loss from discontinued operations                                  (0.01)        (0.13)        (0.01)        (0.16)
                                                                --------      --------      --------      --------
Net income per share                                            $   0.20      $   0.21      $   0.17      $   0.14
                                                                ========      ========      ========      ========


                                            As of           As of
Selected Balance Sheet data:          December 29, 2007   June 30, 2007
                                    -----------------     -------------

Cash and cash equivalents              $   1,118           $   3,814
Property and equipment, net               27,075              24,412
Goodwill and intangible assets, net       55,931              51,681
Deferred revenue                          12,894              12,835
Total debt                                 2,350                  --
Stockholder's equity                   $  56,673           $  54,218

Number of schools                            160                 151


            Reconciliation of Fiscal 2007 GAAP to non-GAAP Net Income

                                                 Thirteen Weeks   Twenty-Six Weeks
                                                      Ended            Ended
                                               December 30, 2006  December 30, 2006
                                               -----------------  -----------------

Net income                                         $  2,189           $  1,519

Recovery of note receivable, net of tax              (2,013)            (2,013)
Sale of assets, net of tax                             (160)              (160)
Lease reserve, net of tax                             1,242              1,242
Loan origination fees, net of tax                       343                343
                                                   --------           --------
Total adjustments, net of tax                          (588)              (588)

Adjusted net income                                $  1,601           $    931
                                                   ========           ========

Weighted average diluted shares outstanding          10,549             10,539
                                                   --------           --------
Adjusted net income per share                      $   0.15           $   0.09
                                                   ========           ========

Certain reclassifications have been made to the prior year condensed financial statements to current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.


                                       ###

CONTACT:  Tom Frank of Nobel Learning Communities, Inc.,
          Chief Financial Officer, +1-484-947-2000/

Web site: http://www.nobellearning.com
(NLCI)